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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 25, 2013

SELECT INCOME REIT
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation)
001-35442 (Commission File Number)	45-4071747 (IRS Employer Identification No.)
Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts (Address of Principal Executive Offices)	02458-1634 (Zip Code)

617-796-8303
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01.    Financial Statements and Exhibits.

              This Current Report on Form 8-K includes (i) the Statement of Revenues and Certain Operating Expenses of three properties located at 45101 - 45301 Warp Drive, Sterling, Virginia, or, collectively, Warp Drive, for the year ended December 31, 2011 (audited) and the nine months ended September 30, 2012, pursuant to the requirements of Rule 3-14 of Regulation S-X and (ii) unaudited pro forma financial data for Select Income REIT, or the Company, which gives effect to transactions the Company has completed since January 1, 2012, as if those transactions all occurred on that date.

              This historical and pro forma financial information is not necessarily indicative of the expected financial position or results of operations of the Company for any future period. Differences could result from many factors, including future changes in the Company's investments, changes in interest rates and changes in the capital structure of the Company.

              Neither the Company nor its affiliates are related to the sellers of Warp Drive. The historical financial statements listed in Item 9.01(a) present the results of operations of Warp Drive during periods prior to their acquisition by the Company and exclude, as permitted by Rule 3-14 of Regulation S-X, items of revenue and expense which the Company expects may not be comparable to the expected future operation by the Company. In assessing Warp Drive, the Company considered each property's revenue sources, including those which have been affected, and are expected to be affected in the future, by factors including, but not limited to, demand, supply and competitive factors present in the local and national markets for single tenant, net leased properties and the ability of tenants to make payments when due. The Company also considered the properties' expenses including, but not limited to, utility costs, tax rates and other expenses, and the portion of such expenses which may be recovered from tenants. Changes in these factors or other factors described in the notes to the pro forma data provided below will cause future operating results to differ from the historical and pro forma operating results presented, but cannot be predicted at this time; however, after reasonable inquiry, the Company is not currently aware of any other material factors relating to the properties that would cause the financial information reported herein not to be indicative of future operating results.

(a)
Financial Statements of Real Estate Operations Acquired.

Statement of Revenues and Certain Operating Expenses of Warp Drive

Report of Independent Registered Public Accounting Firm	F-1
Statement of Revenues and Certain Operating Expenses for the Year Ended December 31, 2011 (audited) and the Nine Months Ended September 30, 2012 (unaudited)	F-2
Notes to Statement of Revenues and Certain Operating Expenses	F-3
(b)
Pro Forma Financial Information.

Introduction to Unaudited Pro Forma Consolidated Financial Statements	F-5
Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2012	F-8
Unaudited Pro Forma Consolidated Statements of Income and Comprehensive Income for the Year Ended December 31, 2012	F-9
Notes to Unaudited Pro Forma Consolidated Financial Statements	F-10

i

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of Select Income REIT:

              We have audited the accompanying statement of revenues and certain operating expenses of 45101 - 45301 Warp Drive for the year ended December 31, 2011. This financial statement is the responsibility of Select Income REIT's management. Our responsibility is to express an opinion on the financial statement based on our audit.

              We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatements. We were not engaged to perform an audit of 45101 - 45301 Warp Drive's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

              The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Amendment No. 1 to the Registration Statement on Form S-11 of Select Income REIT, as described in Note 1, and is not intended to be a complete presentation of 45101 - 45301 Warp Drive's revenues and expenses.

              In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 1 of 45101 - 45301 Warp Drive for the year ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
November 23, 2012, except for Note 3,
      as to which the date is November 30, 2012

45101 - 45301 Warp Drive

Statement of Revenues and Certain Operating Expenses

	Nine Months Ended September 30, 2012	Year Ended December 31, 2011
	(unaudited)
REVENUES:
Rental income	$4,978,137	$6,730,121
Reimbursement from tenants and other income	2,116,871	2,665,675

	7,095,008	9,395,796

CERTAIN OPERATING EXPENSES:
Property operating expenses	1,110,857	1,490,867
Real estate taxes and insurance	932,660	1,096,245
General and administrative	73,354	78,563

	2,116,871	2,665,675

REVENUES IN EXCESS OF CERTAIN OPERATING EXPENSES	$4,978,137	$6,730,121

See accompanying notes.

45101 - 45301 Warp Drive
Notes to Statement of Revenues and Certain Operating Expenses
Nine months ended September 30, 2012 (unaudited) and year ended December 31, 2011

1. General Information and Summary of Significant Accounting Policies

              TMW Weltfonds Loudoun, L.P., a Delaware limited partnership, owns and operates three properties located at 45101 - 45301 Warp Drive, in Sterling, Virginia (the "Properties"). Select Income REIT ("SIR") has signed a Purchase and Sale Agreement as of October 19, 2012 with TMW Weltfonds Loudoun, L.P. to acquire 45101 - 45301 Warp Drive and will assume management and ownership responsibilities upon closing.

              The accompanying financial statement has been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-11 of SIR. Accordingly, certain historical expenses that may not be comparable to the expenses expected to be incurred in the future have been excluded. Excluded expenses consist of depreciation and amortization, interest expense and other costs not directly related to the future operations of the Properties.

              Use of Estimates.    Preparation of this financial statement in conformity with U.S. generally accepted accounting principles requires SIR's management to make estimates and assumptions that may affect the amounts reported in the financial statement and related notes. Actual results could differ from those estimates.

              Revenue Recognition.    The tenant lease is accounted for as an operating lease. Rental income is recognized on a straight line basis over the term of the lease agreement. Straight line rent adjustments included in rental income on the statement of revenues and certain operating expenses totaled $934,393 for the year ended December 31, 2011, and $1,077,815 included in the unaudited period for the nine months ended September 30, 2012.

              Reimbursement from Tenants.    The tenant bears 100% of the cost for operating and real estate tax expense of the buildings.

              Repairs and Maintenance.    Expenditures for repairs and maintenance are expensed as incurred.

2. Leases

              TMW Weltfonds Loudoun, L.P., as lessor, has entered into three non-cancelable operating leases at the Properties. These leases will be assumed by SIR assuming the purchase is completed in November 2012. Future minimum rentals under the lease in effect at December 31, 2011, are summarized as follows:

Year	Amount
2012	$5,610,912
2013	5,764,913
2014	5,923,410
2015	6,085,841
2016	6,889,568
Thereafter	51,473,639

$81,748,283

45101 - 45301 Warp Drive
Notes to Statement of Revenues and Certain Operating Expenses
Nine months ended September 30, 2012 (unaudited) and year ended December 31, 2011

(Continued)

2. Leases (Continued)

              The leases are for twelve years and provide for 100% recovery of operating and real estate tax expense and include two (2) successive five (5)-year renewal options, commencing immediately following the end of the Lease Term.

3. Subsequent Events

              SIR acquired the Properties from TMW Weltfonds Loudoun, L.P. on November 29, 2012 and will assume management and ownership responsibilities.

SELECT INCOME REIT

Introduction to Unaudited Pro Forma Consolidated Financial Statements

(dollars in thousands)

              Select Income REIT, or we or us, was formerly a wholly owned subsidiary of CommonWealth REIT, or CWH, a NYSE-listed real estate investment trust, or REIT, that primarily owns office properties. CWH created us to concentrate its ownership of certain net leased lands located in Hawaii that CWH purchased in 2003 and 2005 from the Damon Estate and the Campbell Estate, respectively, and other net leased properties. On February 16, 2012, CWH contributed 251 properties with a combined total of approximately 21.4 million rentable square feet, or the Initial Properties, to us and in return we issued to CWH: (1) 22,000,000 of our common shares of beneficial interest, $.01 par value per share, or Shares (including 1,000 Shares initially issued to CWH on December 21, 2011 in connection with our formation); and (2) a $400,000 demand promissory note, or the CWH Note.

              On March 6, 2012, we priced our initial public offering, or the IPO, of 8,000,000 Shares. The sale of those Shares and an additional 1,200,000 Shares pursuant to the full exercise of the underwriters' option to purchase additional Shares, closed on March 12, 2012, and we became a public company. Simultaneous with the closing of the IPO, we entered into a $500,000 revolving credit facility that is available for general business purposes, including acquisitions. We used the net proceeds from the IPO and borrowings under our revolving credit facility to repay in full the CWH Note and to reimburse CWH for costs that CWH incurred in connection with our organization and preparation for the IPO.

              Since the IPO, we have acquired 21 properties from unrelated third parties with a combined total of approximately 4.0 million rentable square feet for an aggregate purchase price of $596,333, including the assumption of $26,000 in mortgage debt and excluding closing costs. Details of these acquisitions are as follows:

  •
  In June 2012, we acquired a single tenant, net leased office property located in Provo, UT with approximately 0.4 million rentable square feet. The purchase price was $85,500, excluding closing costs.

  •
  In June 2012, we acquired a single tenant, net leased office property located in Englewood, CO with approximately 0.1 million rentable square feet. The purchase price was $18,900, excluding closing costs.

  •
  In July 2012, we acquired two single tenant, net leased office properties located in Windsor, CT with a combined total of approximately 0.3 million rentable square feet. The aggregate purchase price was $27,175, excluding closing costs.

  •
  In July 2012, we acquired a single tenant, net leased office property located in Topeka, KS with approximately 0.1 million rentable square feet. The purchase price was $19,400, excluding closing costs.

  •
  In August 2012, we acquired a single tenant, net leased industrial property located in Huntsville, AL with approximately 1.4 million rentable square feet. The purchase price was $72,782, excluding closing costs.

  •
  In September 2012, we acquired two single tenant, net leased office properties located in Carlsbad, CA with a combined total of approximately 0.1 million rentable square feet. The aggregate purchase price was $24,700, including the assumption of $18,500 of mortgage debt and excluding closing costs.

SELECT INCOME REIT

Introduction to Unaudited Pro Forma Consolidated Financial Statements (Continued)

(dollars in thousands)

  •
  Also in September 2012, we acquired a single tenant, net leased office property located in Chelmsford, MA with approximately 0.1 million rentable square feet. The purchase price was $12,200, including the assumption of $7,500 of mortgage debt and excluding closing costs.

  •
  In November 2012, we acquired a single tenant, net leased office property located in Sunnyvale, CA with approximately 0.1 million rentable square feet. The purchase price was $28,050, excluding closing costs.

  •
  Also in November 2012, we acquired a leasable land parcel located on the island of Oahu, HI with less than 0.1 million square feet. The purchase price was $6,300, excluding closing costs.

  •
  Also in November 2012, we acquired three single tenant, net leased office properties located in Sterling, VA with a combined total of approximately 0.3 million rentable square feet. The aggregate purchase price was $85,600, excluding closing costs.

  •
  In December 2012, we acquired a single tenant, net leased office property located in Columbia, MD with approximately 0.1 million rentable square feet. The purchase price was $40,500, excluding closing costs.

  •
  Also in December 2012, we acquired a single tenant, net leased office property located in Ann Arbor, MI with approximately 0.1 million rentable square feet. The purchase price was $16,906, excluding closing costs.

  •
  In January 2013, we acquired two single tenant, net leased office properties located in Addison, TX with a combined total of approximately 0.6 million rentable square feet. The aggregate purchase price was $105,000, excluding closing costs.

  •
  In February 2013, we acquired two single tenant, net leased office properties located in Provo, UT with a combined total of approximately 0.1 million rentable square feet. The aggregate purchase price was $34,720, excluding closing costs.

  •
  In March 2013, we acquired a single tenant, net leased office property located in San Antonio, TX with approximately 0.1 million rentable square feet. The purchase price was $18,600, excluding closing costs.

              On December 11, 2012, we completed the sale of 8,050,000 Shares, including 1,050,000 Shares sold when the underwriters exercised in full their option to purchase additional shares, in a public offering at a price of $24.00 per share, raising net proceeds of approximately $182,843, after deducting the underwriting discounts and commissions and other offering expenses. We used the net proceeds to partially repay amounts outstanding under our revolving credit facility and for general business activities, including acquisitions.

              The following unaudited pro forma consolidated balance sheet as of December 31, 2012 is intended to present the financial position of us and our consolidated subsidiaries as if the transactions described in the notes had been consummated as of December 31, 2012. The following unaudited pro forma consolidated statements of income and comprehensive income for the year ended December 31, 2012 are intended to present our results of operations as if the transactions described in the notes had been consummated on January 1, 2012.

SELECT INCOME REIT

Introduction to Unaudited Pro Forma Consolidated Financial Statements (Continued)

(dollars in thousands)

              The following unaudited pro forma consolidated financial statements are not necessarily indicative of the expected financial position or results of our operations for any future period. Differences could result from many factors, including future changes in our investments, changes in interest rates and changes in our capital structure. The pro forma information should be read in conjunction with the financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2012.

SELECT INCOME REIT

Unaudited Pro Forma Consolidated Balance Sheet

December 31, 2012

(amounts in thousands, except share data)

	Historical(A)	Acquistions Since December 31, 2012(B)	Pro Forma
ASSETS
Real estate properties:
Land	$675,092	$16,704	$691,796
Buildings and improvements	620,686	133,006	753,692

	1,295,778	149,710	1,445,488
Accumulated depreciation	(46,697)	—	(46,697)

	1,249,081	149,710	1,398,791
Acquired real estate leases, net	95,248	8,889	104,137
Cash and cash equivalents	20,373	(320)	20,053
Restricted cash	42	—	42
Rents receivable, net	38,885	—	38,885
Deferred leasing costs, net	4,816	—	4,816
Deferred financing costs, net	5,517	—	5,517
Due from related persons	585	—	585
Other assets	16,105	(10,000)	6,105

Total assets	$1,430,652	$148,279	$1,578,931

LIABILITIES AND SHAREHOLDERS' EQUITY
Revolving credit facility	$95,000	$148,000	$243,000
Term loan	350,000	—	350,000
Mortgage notes payable	27,778	—	27,778
Accounts payable and accrued expenses	19,703	—	19,703
Assumed real estate lease obligations, net	20,434	279	20,713
Rents collected in advance	6,518	—	6,518
Security deposits	9,335	—	9,335
Due to related persons	1,701	—	1,701

Total liabilities	530,469	148,279	678,748

Commitments and contingencies
Shareholders' equity:
Common shares of beneficial interest, $0.01 par value: 50,000,000 shares authorized, 39,282,592 shares issued and outstanding	393	—	393
Additional paid in capital	876,920	—	876,920
Cumulative net income	51,251	—	51,251
Cumulative other comprehensive income	25	—	25
Cumulative common distributions	(28,406)	—	(28,406)

Total shareholders' equity	900,183	—	900,183

Total liabilities and shareholders' equity	$1,430,652	$148,279	$1,578,931

See accompanying notes

 SELECT INCOME REIT

Unaudited Pro Forma Consolidated Statements of Income and Comprehensive Income
For the Year Ended December 31, 2012
(amounts in thousands, except per share data)

	Historical(A)	Formation Transactions(C)	The Term Loan(D)	December 2012 Offering(E)	Properties Acquired Prior to December 31, 2012(F)	Properties Acquired Since December 31, 2012(G)	Pro Forma Adjustments		Pro Forma
Revenues:
Rental income	$105,559	$—	$—	$—	$29,067	$14,317	$(502	)(H)	$148,441
Tenant reimbursements and other income	17,231	—	—	—	4,975	7,659	—		29,865

Total revenues	122,790	—	—	—	34,042	21,976	(502)		178,306
Expenses:
Real estate taxes	15,370	—	—	—	1,986	1,823	—		19,179
Other operating expenses	8,426	—	—	—	3,703	5,904	—		18,033
Depreciation and amortization	14,860	—	—	—	—	—	13,936	(I)	28,796
Acquisition related costs	2,470	—	—	—	—	—	(2,470	)(J)	—
General and administrative	8,203	—	—	—	—	—	2,615	(K)	10,818

Total expenses	49,329	—	—	—	5,689	7,727	14,081		76,826

Operating income	73,461	—	—	—	28,353	14,249	(14,583)		101,480
Interest expense	(7,565)	(1,182)	(705)	2,657	(827)	—	(6,897	)(L)	(14,520)
Equity in earnings of an investee	269	—	—	—	—	—	—		269

Income before income tax expense	66,165	(1,182)	(705)	2,657	27,526	14,249	(21,480)		87,229
Income tax expense	(290)	—	—	—	—	—	—		(290)

Net income	65,875	(1,182)	(705)	2,657	27,526	14,249	(21,480)		86,939
Other comprehensive income:
Equity in unrealized gain of an investee	25	—	—	—	—	—	—		25

Other comprehensive income	25	—	—	—	—	—	—		25

Comprehensive income	$65,900	$(1,182)	$(705)	$2,657	$27,526	$14,249	$(21,480)		$86,964

Weighted average common shares outstanding	27,122	4,080	—	8,050	—	—	—		39,252

Net income per common share	$2.43								$2.21

See accompanying notes

SELECT INCOME REIT

Notes to Unaudited Pro Forma Consolidated Financial Statements

(dollars in thousands, except Share data)

Basis of Presentation

(A)
We are a Maryland real estate investment trust that was organized on December 19, 2011 as a wholly owned subsidiary of CWH. On February 16, 2012, CWH contributed 251 properties with a total of approximately 21.4 million rentable square feet, or the Initial Properties. In return, we issued to CWH: (i) 22,000,000 Shares (including 1,000 Shares initially issued to CWH on December 21, 2011 in connection with our formation); and (ii) a $400,000 demand promissory note, or the CWH Note.

On March 6, 2012, we priced our initial public offering, or IPO, of 8,000,000 Shares. The sale of these shares and an additional 1,200,000 of our Shares pursuant to the exercise in full of our IPO underwriters' option to purchase additional Shares closed on March 12, 2012, or the Closing Date, and we became a public company. We used the net proceeds from the IPO and borrowings under our revolving credit facility to repay in full the CWH Note.

Unaudited Pro Forma Consolidated Balance Sheet Adjustments

(B)
Represents the effect of the acquisition of five properties since December 31, 2012. As of December 31, 2012, we had funded deposits of $10,000 related to these acquisitions which were applied to purchase prices for pro forma purposes, and we assumed acquisitions were otherwise funded primarily with draws on our revolving credit facility. Purchase price allocations are estimated for pro forma purposes and actual allocations may differ. Estimated pro forma purchase price allocations are as follows:

Date	Location	Number of Properties	Square Feet	Purchase Price(1)	Land	Building and Improvements	Acquired Real Estate Leases	Assumed Real Estate Lease Obligations
January 2013	Addison, TX	2	553,799	$105,000	$10,107	$94,893	$—	$—
February 2013	Provo, UT	2	125,225	34,720	3,400	25,938	5,382	—
March 2013	San Antonio, TX	1	99,986	18,600	3,197	12,175	3,507	(279)

		5	779,010	$158,320	$16,704	$133,006	$8,889	$(279)

(1)
Purchase prices exclude acquisition costs.

SELECT INCOME REIT

Notes to Unaudited Pro Forma Consolidated Financial Statements (Continued)

(dollars in thousands, except Share data)

Unaudited Pro Forma Consolidated Statements of Income and Comprehensive Income Adjustments

(C)
Represents the net effect of our formation and IPO. We issued a total of 31,200,000 common shares as described in Note (A) above and incurred interest expense related to borrowings under our revolving credit facility. Interest expense is calculated as follows:

For the Year Ended December 31, 2012
Revolving Credit Facility
Initial borrowings net of overallotment proceeds	$227,000
Weighted average revolving credit facility interest rate(1)	1.54%

Interest Expense	3,496
Add: Annual amortization of deferred financing fees	1,033
Add: Annual administrative fees	50
Add: Annual facility fee (0.30% of a $500,000 loan commitment)(2)	1,500

Total interest expense	6,079
Percent of annual days adjusted	19.45%

Total interest expense pro forma adjustment	$1,182

(1)
Weighted average interest rate for the period from March 12, 2012 to December 31, 2012.

(2)
In February 2013, we increased the available borrowing amount under our revolving credit facility from $500,000 to $750,000.
(D)
Represents the net effect on interest expense related to our $350,000 term loan which closed on July 12, 2012 and the application of the net proceeds to primarily repay amounts outstanding on our revolving credit facility. Interest expense includes term loan interest and $2,242 of deferred financing costs amortized over the five year term, less interest expense savings from interest forgone under our revolving credit facility (excluding revolving credit facility fees and deferred financing cost amortization). Term loan interest expense is based on the one month LIBOR rate, plus 1.55%. The premium of 1.55% is specified in our term loan for leverage ratios of less than or equal to 35%. An increase in the interest rate by 100 bps would increase our annual term loan interest expense by approximately $3,500.

SELECT INCOME REIT

Notes to Unaudited Pro Forma Consolidated Financial Statements (Continued)

(dollars in thousands, except Share data)

Pro Forma Interest Expense Calculation

For the Year Ended December 31, 2012
Term Loan
Principal amounts outstanding	$350,000
Weighted average term loan interest rate(1)	1.78%

Interest expense before amortization of deferred financing fees	6,230
Add: Annual amortization of deferred financing fees	448

Total term loan interest expense	6,678
Percent of annual days adjusted	52.88%

Total term loan interest expense	3,531

Revolving Credit Facility
Revolving credit facility borrowing repaid by term loan	347,000
Weighted average revolving credit facility interest rate(2)	1.54%
Percent of annual days adjusted	52.88%

Forgone interest expense	2,826

Total interest expense pro forma adjustment	$705

(1)
Weighted average interest rate for the period from July 12, 2012 to December 31, 2012.

(2)
Weighted average interest rate for the period from March 12, 2012 to December 31, 2012.
(E)
Represents the effect of our public offering of 8,050,000 Shares, including 1,050,000 Shares sold when the underwriters exercised in full their option to purchase additional shares, which closed on December 11, 2012. Interest savings is calculated assuming net proceeds from the offering of approximately $182,843 were used to primarily repay amounts outstanding under our revolving credit facility using the weighted average interest rate for the period from March 12, 2012 to December 31, 2012 of 1.54%.

(F)
Represents the revenues and operating expenses of properties we acquired from the Closing Date to December 31, 2012 for an aggregate purchase price of $438,013, including the assumption of $26,000 of mortgage debt and excluding acquisition costs. Operating adjustments are based on historical results, except that, for pro forma purposes, we have assumed that the lease that is in place at the Sunnyvale, CA property and the leases with the prior owners that were signed immediately following the acquisition of the Provo, UT and Huntsville, AL properties were in place as of January 1, 2012. Interest expense includes interest payments due under the existing debt assumed ($7,500 of debt at an interest rate of 5.689% and $18,500 of debt at an interest rate of 5.95%).

(G)
Represents the revenues and operating expenses for the period indicated of the properties described in Note (B) above. Operating adjustments are based on historical results, except that, for pro forma purposes, we have assumed that the lease with the prior owner that was signed immediately following the acquisition of the Addison, TX property was in place as of January 1, 2012.

SELECT INCOME REIT

Notes to Unaudited Pro Forma Consolidated Financial Statements (Continued)

(dollars in thousands, except Share data)

(H)
Represents the effect on rental income of the non-cash amortization of above and below market leases for the properties described in Notes (F) and (G). We amortize capitalized above and below market lease values as a reduction or an increase, respectively, to rental income over the remaining terms of the leases.

(I)
Represents the effect on depreciation and amortization expense for the properties described in Notes (F) and (G). Depreciation expense is computed using a 40 year life for building and improvements and a 12 year life for personal property. The adjustment to depreciation and amortization expense for the year ended December 31, 2012 related to properties acquired from the Closing Date to December 31, 2012 represents pro forma depreciation and amortization expense from January 1, 2012 through the respective date of acquisition.

(J)
Adjusts for non recurring acquisition related costs of $2,470 for year ended December 31, 2012.

(K)
Represents the effect on general and administrative expenses for the properties described in Notes (F) and (G). General and administrative expenses are based on our contractual obligation under our business management agreement with Reit Management & Research LLC. The adjustment to general and administrative expense for the year ended December 31, 2012 related to properties acquired from the Closing Date to December 31, 2012 represents pro forma general and administrative expense from January 1, 2012 through the respective date of acquisition.

(L)
Adjusts interest expense for the properties described in Notes (F) and (G). The adjustment to interest expense for the year ended December 31, 2012 related to properties acquired from the Closing Date to December 31, 2012 represents pro forma interest expense from January 1, 2012 through the respective date of acquisition. The pro forma interest expense adjustment is calculated using the weighted average interest rate for our revolving credit facility for the period from March 12, 2012 to December 31, 2012 of 1.54%. An increase in our variable interest rate by 100 bps would increase our annual pro forma acquisitions related interest expense by approximately $5,690.

 SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECT INCOME REIT
By:	/s/ John C. Popeo
	Name:	John C. Popeo
	Title:	Treasurer and Chief Financial Officer

Date: March 25, 2013

QuickLinks

  Item 9.01. Financial Statements and Exhibits.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
45101 - 45301 Warp Drive Statement of Revenues and Certain Operating Expenses
45101 - 45301 Warp Drive Notes to Statement of Revenues and Certain Operating Expenses Nine months ended September 30, 2012 (unaudited) and year ended December 31, 2011
SELECT INCOME REIT Introduction to Unaudited Pro Forma Consolidated Financial Statements (dollars in thousands)
SELECT INCOME REIT Unaudited Pro Forma Consolidated Balance Sheet December 31, 2012 (amounts in thousands, except share data)
SELECT INCOME REIT Unaudited Pro Forma Consolidated Statements of Income and Comprehensive Income For the Year Ended December 31, 2012 (amounts in thousands, except per share data)
SELECT INCOME REIT Notes to Unaudited Pro Forma Consolidated Financial Statements (dollars in thousands, except Share data)
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